Exhibit 99.1
[LOGO]  Constellation

NEWS RELEASE
15

Media Relations	Investor Relations
Angie Blackwell--585-678-7141	Patty Yahn-Urlaub--585-678-7483
Cheryl Gossin--585-678-7191	Bob Czudak--585-678-7170

CONSTELLATION BRANDS COMPLETES ACCELERATED SHARE BUYBACK TRANSACTION

VICTOR, N.Y., Dec. 1, 2010 – Constellation Brands, Inc. (NYSE: STZ), the world’s leading wine company, today announced it has completed its $300 million accelerated stock buyback (ASB) transaction which was announced in April 2010.

Under the transaction, the company paid $300 million in April 2010 and received a total of 17.2 million shares. Of the total amount, 13.8 million shares were received in the company’s first quarter with the remaining shares received on November 30th.

 “Our strong free cash flow generation has enabled the company to repay debt, fund the stock buyback transaction and targets us to reduce our leverage ratio by year end,” said Bob Ryder, chief financial officer, Constellation Brands. “We currently estimate this transaction will generate about $0.09 of diluted earnings per share accretion for fiscal 2011.”

About Constellation Brands
Constellation Brands is the world’s leading wine company that achieves success through an unmatched knowledge of wine consumers, storied brands that suit varied lives and tastes, and talented employees worldwide. With a broad portfolio of widely admired premium products across the wine, beer and spirits categories, Constellation’s brand portfolio includes Robert Mondavi, Hardys, Clos du Bois, Blackstone, Arbor Mist, Estancia, Ravenswood, Jackson-Triggs, Kim Crawford, Corona Extra, Black Velvet Canadian Whisky and SVEDKA Vodka.
Constellation Brands (NYSE: STZ and STZ.B) is an S&P 500 Index and Fortune 1000® company with more than 100 brands in our portfolio, sales in about 150 countries and operations at more than 40 facilities. The company believes that industry leadership involves a commitment to our brands, to the trade, to the land, to investors and to different people around the world who turn to our products when celebrating big moments or enjoying quiet ones. We express this commitment through our vision: to elevate life with every glass raised. To learn more about Constellation, visit the company's web site at www.cbrands.com.
Forward-Looking Statements
This news release contains forward-looking statements.  The words “anticipate,” “intend,” and “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words.  These statements may relate to business strategy, future operations, prospects, plans and objectives of management, as well as information concerning expected actions of third parties.  All forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, such forward-looking statements.  Constellation’s actual diluted earnings per share accretion for fiscal 2011 from the ASB transaction will be determined by its actual results of operations.

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